EXHIBIT 11
                                ---------------



                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                              Year ended March 31,


                                          2001           2000          1999
                                     -----------    -----------    ----------

  Basic and diluted average shares
    outstanding                        7,727,109      6,936,066     6,909,292



  Net income (loss)                  $(2,310,837)   $(6,351,740)   $   42,943


  Basic and diluted income (loss)
    per share                        $     (0.30)   $     (0.92)   $     0.01